EXHIBIT 99

      KOALA ANNOUNCES CLOSING OF AGREEMENT TO ACQUIRE NOWIRE TELECOM, INC.

NOVEMBER 21, 2002. VANCOUVER, BRITISH COLUMBIA. Koala International Wireless Inc. ("Koala," OTCBB: KIWI) announced today the closing of the agreement to acquire 100% of NoWire Telecom ("NoWire"), an Egyptian partnership company, in a voluntary share exchange for 6,000,000 shares of Koala's common stock.

Miguel Caron, President and CEO of NoWire, will assume the role of President of Koala and will be responsible for global market development and sales generation. Mr. Caron will also join Koala's Board of Directors.

NoWire is developing an international mobile virtual SMS network operation ("IMVNO"), which allows for the seamless switching of data and messages between existing international cellular and data networks. The Company provides network infrastructure and middleware needed to activate Short Messaging ("SMS"), data and voice contracts and has successfully implemented three SMS/data networks in the past. NoWire has secured interconnection and internetworking agreements with 6 International telephone and data carriers which provides access to an additional 520 carriers. Furthermore, the Company is currently negotiating an additional 30 letters of intent with carriers which will provide Route1 with a near-global footprint. This will allow Route1 customers the ability to participate in the delivery of premium data, Short Messaging content and services.

NoWire provides a turnkey technology platform that enables the delivery of Short Messaging and/or voice and data services to telecom carriers that lack the infrastructure necessary to provide these services on a local and international basis. Short Messaging enables the transmission of small amounts of data to (and from) PDA's and cell phones, such as text messaging and the delivery of custom ring tones, graphics and compelling content. Short Messaging is undergoing tremendous growth as an inexpensive and convenient form of communication over wireless networks. NoWire has aggregated a substantial amount of Short Messaging content and services that can be delivered to its customers.

K. Andrew White, CEO of Koala, said, "The acquisition of NoWire Telecom, with its global carrier and distribution network relationships, provides a critical component of the IMVNO platform - network access with a near-global footprint. Additionally, NoWire's existing contracts to provide Short Messaging and data services to its carrier customers, position the Company to begin generating revenues immediately from this part of our operations."

About Koala: Koala is developing an International Mobile Virtual Network Operator (IMVNO) platform to allow the delivery of voice, data and Short Messaging over multiple networks. Concurrent with the IMVNO development, Koala is pursuing the development of applicable devices to serve the network subscribers. The IMVNO strategy will enable subscribers to access the Internet,

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play and store MP3, utilize existing applications including calendaring, contact management systems, email and Short Messaging and additional functionality, some not currently available in the marketplace.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words "will," "position," "develop(ment)" and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. The material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future expectations.

Contact:


     Craig  Scott,  Director  of  Investor  Relations
     800/769-7205  or  303/843-6191
     craigscott@route1.com

     K.  Andrew  White,  CEO
     (416)824-3238
     awhite@route1.com

     Miguel  Caron,  President
     (514)572-8474
     miguel.caron@route1.net